EXHIBIT 10.3

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of this February 25, 2022 and will become effective as of 12:00 AM Midnight on April 1, 2022 (the “Effective Date”), by and between Domino’s Pizza LLC, a Michigan limited liability company (the “Company”), on the one hand, and Mr. Sandeep Reddy, who currently resides at XXXXXX (the “Executive”), on the other hand.

RECITALS

1.	The Executive has experience and expertise required by the Company and its Affiliates.

2.

Subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Executive Vice President, Chief Financial Officer, and the Executive wishes to accept such employment.

AGREEMENT

NOW, THEREFORE, for valid consideration received, the parties agree as follows:

1.	Employment. Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive accepts employment hereunder effective as of the Effective Date.

2.

Term. This Agreement shall commence on the Effective Date and shall remain in effect for an indefinite time until terminated by either party as set forth in Section 5 hereof (the term of this Agreement, the “Term”).

3.	Capacity and Performance.

3.1 Offices. During the Term, the Executive shall serve the Company as its Executive Vice President, Chief Financial Officer. The Executive shall have such other powers, duties and responsibilities consistent with the Executive’s position as Executive Vice President, Chief Financial Officer as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”).

3.2 Performance. During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge, faithfully, diligently and to the best of his/her ability, his/her duties and responsibilities hereunder. During the Term, the Executive shall devote his/her full business time exclusively to the

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advancement of the business and interests of the Company and its Affiliates and to the discharge of his/her duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position during the Term, except for such directorships or other positions which he/she currently holds and has disclosed to the CEO on Exhibit A hereof and except as otherwise may be approved in advance by the CEO.

4.

Compensation and Benefits. During the Term, as compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Executive shall receive the following:

4.1 Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of Six Hundred and Seventy-Five Thousand Dollars ($675,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to such increases as the Board of Directors of the Company or the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) in its sole discretion may determine from time to time (the “Base Salary”).

4.2 Bonus Compensation.

4.2.1 During the Term, the Executive shall participate in the Company’s Senior Executive Annual Incentive Plan or such other annual bonus plan maintained by the Company for its executives, as it may be amended from time to time pursuant to the terms thereof (the “Plan”) and shall be eligible for annual bonus awards thereunder (each annual bonus award, a “Bonus”). For purposes of the Plan, the Executive shall be eligible for a Bonus, and the Executive’s specified percentage (the “Specified Percentage”) for such Bonus shall be one hundred percent (100%) of Base Salary. Whenever any Bonus payable to the Executive is stated in this Agreement to be prorated for any period of service less than a full year, such Bonus shall be prorated by multiplying (x) the amount of the Bonus otherwise earned and payable for the applicable fiscal year in accordance with this Sub-Section 4.2 by (y) a fraction, the denominator of which shall be three hundred and sixty five (365) and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company as its Executive Vice President, Chief Financial Officer. The Executive agrees and understands that any prorated Bonus payments will be made only after determination of the achievement of the applicable Performance Measures (as defined in the Plan or other performance objectives associated with the Bonus) by the Board or the Compensation Committee in accordance with the terms of the Plan. Any compensation paid to the Executive as a Bonus shall be in addition to the Base Salary. Notwithstanding anything to the contrary in this Agreement, Executive’s Bonus for fiscal year 2022 shall not be prorated.

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4.2.2 As soon as reasonably practicable following the Effective Date, the Company shall pay the Executive a one-time cash bonus in the amount of One Million Dollars ($1,000,000), less all applicable taxes, payable in a lump sum (the “Sign-On Bonus”). In the event the Executive is terminated by the Company for Cause or the Executive terminates employment with the Company other than for Good Reason, in either case prior to the first anniversary of the Effective Date, the Executive shall repay to the Company the Sign-On Bonus, less applicable taxes. For the avoidance of doubt, the Executive shall not be required to repay the Sign-on Bonus if the Executive’s employment terminates as a result of Executive’s death or pursuant to Sections 5.2, 5.4, or 5.5.

4.3 Equity and Other Incentive Compensation Awards. During the Term, the Executive shall be eligible for stock and other incentive compensation awards under the Company’s 2004 Equity Incentive Plan, as it may be amended from time to time (the “Stock Plan”). Without limiting the generality of the foregoing, (i) as soon as reasonably practicable following the Effective Date, the Company shall grant the Executive a one-time award of restricted stock pursuant to the Stock Plan and a restricted stock award agreement substantially in the form attached hereto as Exhibit B, with a grant date value of approximately Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (with the number of shares of restricted stock determined based on the closing price of a share of the Company’s common stock on the Effective Date) and (ii) the Executive shall be eligible to receive an annual grant of equity awards for fiscal year 2022 at the later of (i) the Effective Date and (ii) the time that the Compensation Committee approves annual equity awards for executives of the Company generally, subject to the Executive’s continued employment on such date, with such annual grant of equity awards to have a target value equal to 250% of the Executive’s Base Salary, to be granted under the Stock Plan and evidenced by award agreements approved by the Compensation Committee and to have such terms and conditions to be determined by the Compensation Committee, including the form or forms of the equity awards to be so granted. Notwithstanding anything to the contrary in this Agreement, Executive’s grant of equity awards for fiscal year 2022 shall not be prorated.

4.4 Paid Time Off (PTO). During the Term, the Executive shall be entitled to four (4) weeks of vacation per calendar year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive may not accumulate or carry over from one (1) calendar year to another any unused, accrued vacation time. The Executive shall not be entitled to compensation for vacation time not taken. In addition, the Executive shall be entitled to five (5) days of emergency/medical PTO per calendar year.

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4.5 Other Benefits. During the Term and subject to any contribution therefor required of executives of the Company generally, the Executive shall be entitled to participate in all employee benefit plans, including without limitation any 401(k) plan, from time to time adopted by the Board and in effect for executives of the Company generally (except to the extent such plans are in a category of benefit otherwise provided the Executive hereunder). Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable policies of the Company. The Company may alter, modify, add to or delete any aspects of its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate. Additionally, the Executive shall receive a standard relocation package at the beginning of the Executive’s employment for relocation of Executive to the Ann Arbor, Michigan area, in accordance with the Company’s policies in relation to its executive officers.

4.6 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses, including without limitation the cost of first class air travel and dues for industry-related association memberships, incurred or paid by the Executive in the performance of his/her duties and responsibilities hereunder, subject to (i) any expense policy of the Company set by the Board from time to time, including without limitation any portion thereof intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Section 409A”), and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board or the CEO from time to time.

4.7 Airline Clubs. Upon receiving the prior written approval of the CEO authorizing the Executive to join a particular airline club, the Company shall pay or reimburse the Executive for dues for not less than two (2) nor more than four (4) airline clubs, provided that such club memberships serve a direct business purpose and subject to such reasonable substantiation and documentation requirements as to cost and purpose as may be specified by the Company from time to time.

4.8 Physicals. During the Term, the Company shall annually pay for or reimburse the Executive for the cost of a physical examination and health evaluation performed by a licensed medical doctor, subject to such reasonable substantiation and documentation requirements as to cost as may be specified by the Board or the Company from time to time.

4.9 D&O Insurance. The Company shall provide the Executive with directors and officers insurance and personal liability protection described on Exhibit C.

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5.

Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall continue until terminated under the circumstances described in this Section 5. All references herein to termination of employment, separation from service and similar or correlative terms, insofar as they are relevant to the payment of any benefit that could constitute nonqualified deferred compensation subject to Section 409A, shall be construed to require a “separation from service” within the meaning of Section 409A (after giving effect to the presumptions contained therein), and the Company and the Executive shall use reasonable efforts to take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any such termination constitutes a “separation from service” as so defined.

5.1 Retirement or Death. In the event of the Executive’s retirement or death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In the event of the Executive’s retirement after the age of 65 with the prior consent of the Board or death during the Term, the Company shall pay to the Executive (or in the case of death, the Executive’s designated beneficiary (or, if no beneficiary has been designated by the Executive, to Executive’s estate) within thirty (30) days following death (or at such earlier time as may be required by applicable law), any Base Salary earned but unpaid through the date of such retirement or death, and any Bonus for the fiscal year preceding the year in which such retirement or death occurs that was earned but has not yet been paid and, at the times the Company pays its executives bonuses in accordance with its general payroll policies, but no later than two and one half (2 1⁄2) months following the fiscal year in which earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such retirement or death (prorated in accordance with Section 4.2).

5.2 Disability.

5.2.1 The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his/her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his/her duties and responsibilities hereunder for an aggregate of one hundred twenty (120) days during any period of three hundred sixty-five (365) consecutive calendar days; provided, that if the Executive incurs a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, the Executive, unless he/she earlier returns to service (at a level of service inconsistent with a separation from service under Section 409A) or his/her employment is earlier terminated, shall in all events be deemed to have separated from service not later than by the end of the twenty-ninth (29th) month, commencing with the commencement of such leave of absence.

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5.2.2 The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.5, to the extent permitted by the then current terms of the applicable benefit plans and applicable law, until the Executive becomes disabled within the meaning of Section 409A or until the termination of his/her employment, whichever shall first occur. Upon becoming so disabled, or upon such termination, whichever shall first occur, the Company shall promptly and in all events within thirty (30) days (or at such earlier time as may be required by applicable law), pay to the Executive any Base Salary earned but unpaid through the date of such eligibility or termination and any Bonus for the fiscal year preceding the year of such eligibility or termination that was earned but unpaid. At the times the Company pays its executives bonuses generally, but no later than two and one half (2 1⁄2) months after the end of the fiscal year in which the Bonus is earned, the Company shall pay the Executive an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such eligibility or termination (prorated in accordance with Section 4.2). During the eighteen (18)-month period from the date of such disability (as determined under Section 409A), the Company shall pay the Executive, at its regular pay periods, an amount equal to the difference between the Base Salary and the amounts of any disability income benefits that the Executive receives in respect of such period.

5.2.3 Except as provided in Section 5.2.2, while receiving disability income payments under any disability income plan maintained by the Company, the Executive shall not be entitled to receive any Base Salary under Section 4.1 or Bonus payments under Section 4.2 but shall continue to participate in benefit plans of the Company in accordance with Section 4.4 and the terms of such plans and applicable law, until the termination of his/her employment. During the eighteen (18)-month period from the date of disability (as determined under Section 409A) or termination, whichever shall first occur, the Company shall contribute to the cost of the Executive’s participation in group medical plans of the Company, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

5.2.4 If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his/her duties and responsibilities hereunder, or for purposes of Section 409A, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by

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the Company to whom the Executive or his/her duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.

5.3 By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) the Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of his/her duties to the Company or any of its Affiliates and the continuation of such failure or negligence for a period of twenty-five (25) days after notice to the Executive; (ii) the Executive’s willful failure to perform (other than by reason of disability) any lawful and reasonable directive of the CEO; (iii) the commission of fraud, embezzlement or theft by the Executive with respect to the Company or any of its Affiliates; or (iv) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude. Anything to the contrary in this Agreement notwithstanding, upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company and its Affiliates shall have no further obligation or liability to the Executive hereunder, other than for Base Salary earned but unpaid through the date of termination. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Bonus amounts which have not been paid prior to the date of termination.

5.4 By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, the Company shall pay the Executive: (i) promptly following termination and in all events within thirty (30) days thereof (or at such earlier time as may be required by applicable law), any Base Salary earned but unpaid through the date of termination, plus (ii) severance payments for a period to end eighteen (18) months after the termination date (the “Severance Term”), of which (a) the first severance payment shall be made on the date that is six (6) months from the date of termination and in an amount equal to six (6) times the Executive’s monthly base compensation in effect at the time of such termination and (b) the balance of the severance shall be paid in accordance with the Company’s then current payroll practices (currently biweekly payments) over the next twelve (12) months through the date that is eighteen (18) months from the date of termination, each such payment in an amount equal to the Base Salary in effect at the time of such termination dependent on payroll practices of the Company (i.e., 1/12th of the Base Salary, 1/24th of the Base Salary, 1/26th of Base Salary, etc.), plus (iii) promptly following termination and in all events within thirty (30) days

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thereof, any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid, plus (iv) at the times the Company pays its executives bonuses generally, but no later than two and one half (2 1⁄2) months after the end of the fiscal year in which the Bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (prorated in accordance with Section 4.2), plus (v) vested, outstanding equity grants under the Stock Plan, in accordance with the terms thereof and any applicable award agreements.

5.5 By the Executive for Good Reason. The Executive may terminate his/her employment hereunder for Good Reason, provided that (a) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within ninety (90) days after the initial existence of such condition, (b) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (c) the Executive terminates his/her employment, if at all, not later than thirty (30) days after the expiration of such cure period. The following shall constitute “Good Reason” for termination by the Executive: (i) any material diminution in the nature and scope of the Executive’s responsibilities, duties, authority or title or a change in reporting structure so that he or she is no longer reporting to the Company’s chief executive; (ii) material failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof; or (iii) relocation of the Executive’s office to a location outside a fifty (50)-mile radius of the Company’s current headquarters in Ann Arbor, Michigan. In the event of termination in accordance with this Section 5.5, then the Company shall pay the Executive the amounts specified in Section 5.4.

5.6 By the Executive Other Than for Good Reason. The Executive may terminate employment hereunder at any time upon ninety (90) days’ written notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5.6, the CEO or the Board may elect to waive the period of notice or any portion thereof. The Company will pay the Executive the Base Salary for the notice period, except to the extent that the notice period is waived by the Board. Upon the giving of notice of termination of the Executive’s employment hereunder pursuant to this Section 5.6, the Company and its Affiliates shall have no further obligation or liability to the Executive, other than (i) payment to the Executive of the Base Salary for the period (or portion of such period) indicated above, (ii) continuation of the provision of the benefits set forth in Section 4.4 for the period (or portion of such period) indicated above, and (iii) any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid. The payments made under subsections (i) and (iii) hereof shall be made promptly following termination and in all events within thirty (30) days thereof (or at such earlier time as may be required by applicable law).

5.7 Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, then such employment shall be at will.

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5.8 Delayed Payments for Specified Employees. Notwithstanding the foregoing provisions of this Section 5, if the Executive is a “specified employee” as defined in Section 409A, determined in accordance with the methodology established by the Company as in effect on the Executive’s termination, amounts payable hereunder on account of the Executive’s termination that would constitute nonqualified deferred compensation for purposes of Section 409A and that would, but for this Section 5.8, be payable within the six (6) month period commencing with the Executive’s termination shall instead be accumulated and paid, with interest at the applicable federal rate determined under Code Section 7872(f)(2)(A), in a lump sum at the conclusion of such six (6)-month period.

6.	Effect of Termination of Employment. The provisions of this Section 6 shall apply in the event of any termination of the Executive’s employment pursuant to Section 5 of this Agreement.

6.1 Payment in Full. Payment by the Company or its Affiliates of any Base Salary, Bonus or other specified amounts that are due to the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company and its Affiliates to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company or its Affiliates, on the one hand, and the Executive, on the other, with respect to the Stock Plan or any other equity plan or award agreements thereunder or any other agreements to the extent said rights or obligations therein survive termination of employment.

6.2 Termination of Benefits. If the Executive’s employment is terminated by the Company without Cause, or if the Executive terminates employment with the Company for Good Reason, and provided that Executive elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company shall pay the Executive or pay directly to the COBRA administrator, at the election of the Company, an amount equal to the monthly COBRA premiums for the Severance Term; provided, however, that such payments will cease upon the Executive’s entitlement to other health insurance without charge. Except for medical insurance coverage continued pursuant to Section 6.2 hereof, all other benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of employment. Notwithstanding the foregoing, in the event that the Company’s payment or reimbursement under this Section 6.2 would subject the Executive or the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit.

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6.3 Survival of Certain Provisions; Release of Claims. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purpose of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5.2, 5.4, 5.5 or 6.2 hereof (other than any Base Salary that is earned but unpaid through the date of termination) is expressly conditioned upon (a) the Executive’s continued full performance of his/her obligations under Sections 7 and 8 hereof and (b) the Executive’s execution of a timely and effective general release of claims in a form provided by the Company at the time of termination, which general release of claims must become effective, if at all, within sixty (60) days following termination of the Executive’s employment. The Executive recognizes that, except as expressly provided in Section 5.2, 5.4, 5.5 or 6.2, no compensation or benefits are earned after termination of employment.

7.	Confidential Information; Intellectual Property.

7.1 Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as that term is defined in Section 11.2, below); that the Executive has developed and will continue to develop Confidential Information for the Company and its Affiliates and that the Executive has learned and will continue to learn of Confidential Information during the course of his/her employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his/her duties and responsibilities to the Company) any Confidential Information obtained by the Executive incident to his/her employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (a) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (b) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he/she unlawfully accesses trade secrets by unauthorized means.

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7.2 Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company and its Affiliates at the time employment terminates, or at such earlier time or times as the Board, the CEO or the Board’s other designee may specify, all Documents then in the Executive’s possession or control.

7.3 Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive shall execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company or its Affiliates to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company and its Affiliates to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates during his/her employment with the Company shall be considered “work made for hire” and will, upon creation, be owned exclusively by the Company.

8.	Restricted Activities.

8.1 Agreement Not to Compete With the Company. During the Executive’s employment hereunder and for a period of twenty four (24) months following the date of termination thereof (the “Non-Competition Period”), the Executive will not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, member, manager, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which in any material respect competes with the following enumerated business activities to the extent then being conducted or being planned to be conducted by the Company or its Affiliates or being conducted or known by the Executive to being planned to be conducted by the Company or by any of its Affiliates, at or prior to the date on which the Executive’s employment

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under this Agreement is terminated (the “Date of Termination”), in the United States or any other geographic area where such business is being conducted or being planned to be conducted at or prior to the Date of Termination (a “Competitive Business”, defined below). For purposes of this Agreement, “Competitive Business” shall be defined as: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) which offers pizza for sale; (ii) any “quick service restaurant” which is then contemplating entering into the pizza business or adding pizza to its menu; (iii) any entity which at the time of Executive’s termination of employment with the Company, offers, as a primary product or service, products or services then being offered by the Company or which the Company is actively contemplating offering; and (iv) any entity under common control with an entity included in (i), (ii) or (iii), above. Notwithstanding the foregoing, ownership of not more than five percent (5%) of any class of equity security of any publicly traded corporation shall not, of itself, constitute a violation of this Section 8.1.

8.2 Agreement Not to Solicit Employees or Customers of the Company. During employment and during the Non-Competition Period the Executive will not, directly or indirectly, (i) recruit or hire or otherwise seek to induce any employees of the Company or any of the Company’s Affiliates to terminate his/her employment or violate any agreement with or duty to the Company or any of the Company’s Affiliates; or (ii) solicit or encourage any franchisee or vendor of the Company or of any of the Company’s Affiliates to terminate or diminish its relationship with any of them or to violate any agreement with any of them, or, in the case of a franchisee, to conduct with any Person any business or activity that such franchisee conducts or could conduct with the Company or any of the Company’s Affiliates.

8.3 Agreement Not to Disparage. The Executive agrees that, during employment and at all times thereafter, he/she will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and he/she will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates, but may provide truthful, non-Confidential Information in response to any statement made by the Executive Leadership of the Company with respect to the Executive that he/she reasonably believes to be disparaging.

9.

Enforcement of Covenants. The Executive acknowledges that he/she has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon his/her pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he/she to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the

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Company and its Affiliates could be irreparable. The Executive, therefore, agrees that the Company and its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements, without having to post bond. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.

Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his/her obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants or other obligations that would affect the performance of his/her obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party’s consent.

11.

Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 or as specifically defined elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

11.1 Affiliates. “Affiliates” shall mean Domino’s Pizza, Inc., Domino’s, Inc. and all other persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

11.2 Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by the public. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Affiliates (including without limitation recipes, production processes and heating technology), (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity of the suppliers of the Company and its Affiliates, and (iv) the people and organizations with whom the Company or any of its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received belonging to others with any understanding, express or implied, that it would not be disclosed.

11.3 ERISA. “ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

Sandeep Reddy Employment Agreement	-13-

11.4 Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, recipes and ideas (whether or not patentable or copyrightable or constituting trade secrets or trademarks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the business activities or any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

11.5 Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

12.

Withholding/Other Tax Matters. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. This Agreement shall be construed consistent with the intent that all payment and benefits hereunder comply with the requirements of, or the requirements for exemption from, Section 409A. Notwithstanding the foregoing, the Company shall not be liable to the Executive for any failure to comply with any such requirements.

13.	Miscellaneous.

13.1 Assignment. Neither the Company nor the Executive may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other Person shall be deemed the “Company” hereunder, as applicable, for all purposes of this Agreement; provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s common stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, representatives, heirs and permitted assigns.

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13.2 Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.3 Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

13.4 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (i) in the case of the Executive, to: Sandeep Reddy at his/her most recent address on file with the Company, and (ii) in the case of the Company, to the attention of CEO, at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106, or to such other address as either party may specify by notice to the other actually received.

13.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior communications, agreements and understandings, written or oral, between the Executive and the Company, or any of its predecessors, with respect to the terms and conditions of the Executive’s employment.

13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Michigan without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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13.8 Consent to Jurisdiction. Each of the Company and the Executive evidenced by the execution hereof, (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of Michigan for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he/she is not subject personally to the jurisdiction of the above-named courts, that its or his/her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Michigan law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.4 hereof is reasonably calculated to give actual notice.

13.9 Reimbursement for Attorneys’ Fees. In the event that Executive timely accepts the Company’s offer of employment by executing this Agreement, the Company will reimburse the Executive for up to Five Thousand Dollars ($5,000) of the cost he or she incurs in having outside counsel review this Agreement.

[Signature page immediately follows.]

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA LLC

Date: February 25, 2022	By:	/s/ Richard Allison
	Name:	Richard Allison
	Title:	Chief Executive Officer

THE EXECUTIVE:

Date: February 25, 2022	/s/ Sandeep Reddy
	Name:	Sandeep Reddy

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EXHIBIT A

(None, unless additional information is set forth below.)

EXHIBIT B

RESTRICTED STOCK UNIT AWARD AGREEMENT

Name:	[•]

Number of RSUs subject to Award:	[•]

Date of Grant:	[•]

DOMINO’S PIZZA, INC.

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This agreement (including any exhibits hereto, this “Agreement”) evidences an award (this “Award”) of restricted stock units (the “RSUs”) granted by Domino’s Pizza, Inc. (the “Company”) to the undersigned (the “Participant”) pursuant and subject to the terms and conditions of the Domino’s Pizza, Inc. 2004 Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. RSU Award. The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of restricted stock units (the “Restricted Stock Units”) set forth above giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock with respect to each resulting Restricted Stock Unit that becomes vested pursuant to this Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

2. Vesting Conditions. The RSUs shall vest as provided for in Exhibit A hereto.

3. Delivery of Shares; Settlement of Award.

(a)

In General. The Company shall, as soon as practicable and in all events no later than thirty (30) days following the applicable Settlement Date, transfer to the Participant (or, in the event of the Participant’s death, to the person to whom this Award has passed by will or the laws of descent and distribution) the number of shares of Stock that equals the vested portion of this Award. No shares of Stock will be transferred pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such shares have been satisfied.

(b)

Settlement Date. For purposes of this Agreement, “Settlement Date” means the date on or following and by reference to which any vested RSUs subject to this Award are to be settled, if at all, in whole or in part, through the delivery of shares of Stock, as set forth below:

(i)

Other than in the event of a Covered Transaction (as defined in the Plan) or an Acceleration Event (as defined in Exhibit A), the Settlement Date for the First RSU Tranche (as defined in Exhibit A) shall be the First Scheduled Vesting Date (as defined in Exhibit A) and the Settlement Date for the Second RSU Tranche (as defined in Exhibit A) shall be the Second Scheduled Vesting Date (as defined in Exhibit A).

(ii)	In the event of an Acceleration Event, the Settlement Date for any RSUs that become vested in connection therewith shall be the date of such Acceleration Event.

(iii)

In the event of a Covered Transaction, the Settlement Date shall be the date of consummation of the Covered Transaction, with the Company transferring shares of Stock underlying the RSUs immediately prior to the consummation of such Covered Transaction; provided that if the Covered Transaction does not meet the requirements for a “change in control event,” as that term is defined in Treasury Regulations § 1.409A–3(i)(5)(i), the Settlement Date for any portion of this Award that is subject to, and not exempt from, the applicable requirements of Section 409A (the “409A Award Portion”) shall be the Scheduled Vesting Date (as defined in Exhibit A) applicable to the 409A Award Portion.

(iv)

Notwithstanding anything to the contrary in this Agreement, if the Participant is determined to be a “specified employee” within the meaning of Section 409A and the Treasury regulations thereunder, as determined by the Company, at the time of the Participant’s “separation from service” within the meaning of Section 409A and the Treasury regulations thereunder (after giving effect to the presumptions contained therein), then to the extent necessary to prevent any accelerated or additional tax under Section 409A, the settlement and delivery of any shares of Stock hereunder upon such separation from service will be delayed until the earlier of: (a) the date that is six months and one day following the Participant’s separation from service and (b) the Participant’s death.

4. Forfeiture; Recovery of Compensation.

The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan. By accepting this Award, the Participant expressly acknowledges and agrees that his or her rights under this Award, and those of any permitted transferee of this Award, including the right to any shares of Stock acquired under this Award or proceeds from the disposition thereof, are subject to any applicable clawback or incentive compensation recovery policy of the Company as may be in effect from time to time. Nothing in the preceding sentence shall be construed as limiting the general application of Section 10 of this Agreement.

5. Dividends; Other Rights.

This Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers shares of Stock (if any) to the Participant. The Participant is not entitled to vote any shares of Stock by reason of the granting of this Award, and the Participant shall have the rights of a shareholder only as to those shares of Stock, if any, that are actually delivered under this Award. Notwithstanding the foregoing, upon the delivery of any shares of Stock in respect of any vested RSUs subject hereto, the Participant shall be entitled to a cash payment by the Company in an amount equal to the amount that the Participant would have received, if any, as a regular cash dividend had the Participant held such shares of Stock from the Date of Grant to the date such shares of Stock are delivered hereunder, less all applicable taxes and withholding obligations. Any such payment shall be paid, if at all, without interest on the date such shares of Stock are delivered hereunder.

6. Certain Tax Matters.

The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to this Award. This Award is intended to be exempt from, or comply with, Section 409A and shall be construed by the Administrator accordingly. Notwithstanding the preceding, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of any of them, shall be liable to the Participant by reason of any acceleration of income, or any tax or additional tax, asserted (A) by reason of any failure of this Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A or (B) by reason of Section 4999 of the Code. All references to “Section 409A” in this Agreement shall be references to Section 409A of the Code, the Treasury Regulations promulgated thereunder and such other guidance as determined by the Company in its sole discretion.

7. Withholding. The Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with the vesting and/or settlement of the RSUs (including, without limitation, any amount that is treated as “wages” for FICA/FUTA or Medicare tax purposes on a current basis rather than when distributed). The Administrator may, in its sole discretion, require that a portion of the shares of Stock that would have otherwise been delivered to the Participant upon vesting and settlement of the RSUs be sold by the Participant or retained by the Company to satisfy any applicable federal, state or local income, employment or other tax withholding and payment obligations, or in the case of any such taxes due upon vesting and prior to delivery of shares of Stock hereunder that the number of shares subject to this Award may be reduced to satisfy such tax withholding and payment obligations (but, with respect to any amounts constituting deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, not in excess of amounts permitted to be accelerated by Section 409A including Treasury Regulation Section 1.409A-3(j)(4)(vi)). The Company and its Affiliates may, to the extent permitted by law, deduct any unsatisfied tax obligations from any payment of any kind otherwise due to the Participant.

8. Transfer of Award.

This Award may not be transferred except as expressly permitted under Section 6(a)(4) of the Plan.

9. Effect on Employment.

This Agreement is not a contract of employment between the Company (or any Subsidiary) and the Participant. The Participant retains the right to terminate his or her employment with the Company (or one of its Subsidiaries, as applicable), and the Company (and its Subsidiaries as applicable) retains the right to terminate or modify the terms of the Participant’s employment, subject to any rights retained by either party under the Participant’s employment agreement, if Participant has an employment agreement, and no loss of rights, contingent or otherwise, under this Agreement upon termination of employment shall be claimed by the Participant as an element of damages in any dispute over such termination of employment.

10. Provisions of the Plan.

This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant. By accepting all or any part of this Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control (except as otherwise expressly provided herein).

11. Acknowledgements.

The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

DOMINO’S PIZZA, INC.

By:_________________________________
Name:	Richard E. Allison, Jr.
Title:	Chief Executive Officer

Dated:

Acknowledged and Agreed:

By: _______________________________________

EXHIBIT C

D&O INSURANCE AND PERSONAL LIABILITY PROTECTION

The Company shall provide the Executive with the coverage described in this Exhibit C or such other coverage as the Company shall from time to time select that shall be not substantially less favorable to the Executive than the coverage described herein.